Exhibit 5.2

One Bunhill Row London EC1Y 8YY T +44 (0)20 7600 1200 F +44 (0)20 7090 5000

6 July 2021

Your reference
Santander UK Group Holdings plc 2 Triton Square Regent's Place London NW1 3AN
Our reference
GO/CXE
Direct line
020 7090 3086

Dear Sirs,

Santander UK Group Holdings plc (the “Company”)
Senior Debt Securities, Dated Subordinated Debt Securities and Capital Securities (the “Securities”) to be issued by the Company under the U.S. Registered Shelf Facility (the “Facility”)

We have acted as English solicitors to the Company. This opinion as to English law as at today’s date is addressed to you in connection with the proposed issues of Securities by the Company under the Facility. Securities will be issued under the Indentures (as defined below).

This opinion is delivered to you in connection with a registration statement on Form F-3 (the “Registration Statement”), which is being filed on 6 July 2021 with the United States Securities and Exchange Commission (the “Commission”) by the Company under the United States Securities Act 1933, as amended (the “Securities Act”) and which relates, inter alia, to the offer and sale of Securities by the Company.

For the purposes of this opinion, we have examined copies of the following documents:

(a)	a copy of the Senior Debt Securities indenture dated 9 October 2015 as amended and restated on 18 April 2017 (the “Original Senior Indenture”), as supplemented and amended by a first supplemental indenture dated 3 November 2017 (the “First Supplemental Senior Indenture”), a fourth supplemental indenture dated 21 August 2020 (the “Fourth Supplemental Senior Indenture”) and a sixth supplemental indenture dated 14 June 2021 (the “Sixth Supplemental Senior Indenture”) between the Company as issuer and Citibank, N.A., as trustee (as successor to Wells Fargo Bank, National Association) (with the Original Senior Indenture, the First Supplemental Senior Indenture, the Fourth Supplemental Senior Indenture and the Sixth Supplemental Senior Indenture together being, the “Senior Indenture”);

SJ Cooke SM Edge PP Chappatte PH Stacey DL Finkler SP Hall PWH Brien SR Galbraith AG Ryde JAD Marks DA Wittmann TS Boxell JC Twentyman DJO Schaffer	AC Cleaver DR Johnson RA Swallow CS Cameron PJ Cronin BJ-PF Louveaux E Michael RR Ogle PC Snell HL Davies JC Putnis RA Sumroy JC Cotton RJ Turnill	WNC Watson CNR Jeffs SR Nicholls MJ Tobin DG Watkins BKP Yu EC Brown RA Chaplin J Edwarde AD Jolly S Maudgil JS Nevin JA Papanichola RA Byk	GA Miles GE O'Keefe MD Zerdin RL Cousin BJ Kingsley IAM Taylor DA Ives MC Lane LMC Chun RJ Smith MD’AS Corbett PIR Dickson IS Johnson RM Jones	EJ Fife JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri DE Robertson TA Vickers RA Innes CP McGaffin CL Phillips SVK Wokes NSA Bonsall	RCT Jeens V MacDuff PL Mudie DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie CVK Boney F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung	CJCN Choi NM Pacheco CL Sanger HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan HEB Hecht CL Jackson OR Moir S Shah G Kamalanathan JE Cook	CA Cooke LJ Houston CW McGarel-Groves PD Wickham	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388

(b)	a copy of the Dated Subordinated Debt Securities indenture dated 18 April 2017 between the Company as issuer and Citibank, N.A., as trustee (as successor to Wells Fargo Bank, National Association) (the “Dated Subordinated Indenture”);

(c)	a copy of the Capital Securities indenture dated 18 April 2017 between the Company as issuer and The Bank of New York Mellon as trustee (as successor to Wells Fargo Bank, National Association) (the “Capital Securities Indenture” and, together with the Senior Indenture and the Dated Subordinated Indenture being, the “Indentures”);

(d)	the amended Registration Statement on Form F-3;

(e)	a certificate dated 6 July 2021 of Christopher Wise, Head of Secretariat (the “Head of Secretariat”) of the Company (the “Company’s Certificate”) having annexed thereto:

(i)	a copy of the Company’s certificate of incorporation and certificates of incorporation on change of name, each certified by the Head of Secretariat as a true, complete and up to date copy;

(ii)	a copy of the Articles of Association of the Company certified by the Head of Secretariat as a true, complete and up to date copy;

(iii)	a copy of an extract of the minutes of a meeting of the Board of Directors of the Company held on 27 July 2015, certified by the Head of Secretariat as a true and up to date copy;

(iv)	a copy of the minutes of a meeting of a committee of the Board of Directors of the Company held on 1 October 2015, certified by the Head of Secretariat as a true and up to date copy;

(v)	a copy of an extract of the minutes of a meeting of the Board of Directors of the Company held on 24 July 2017, certified by the Head of Secretariat as a true and up to date copy;

(vi)	a copy of the minutes of a committee of the Board of Directors of the Company passed held on 4 August 2017, certified by the Head of Secretariat as a true and up to date copy;

(vii)	a copy of the written resolution of a committee of Authorised Persons of the Company dated 1 July 2021, certified by the Head of Secretariat as a true and up to date copy; and

(viii)	a copy of the power of attorney of the Company dated 1 January 2021 certified by the Head of Secretariat as a true, complete and up to date copy.

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This opinion sets out our opinion on certain matters of English law as at today’s date and the opinion set out herein is based on English law in force and applied by the English courts as at the date of this opinion.

Expressions defined in the Indentures shall have the same meanings when used in this opinion.

We have not made any investigation of, and do not express any opinion on, the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws, in particular the laws of the State of New York or the United States of America.

For the purposes of this opinion, the following searches have been carried out: (i) a search at the Register of Companies in respect of the Company on 6 July 2021; (ii) a search at the Central Registry of Winding Up on 6 July 2021 at 10.30 a.m. (London time); and (iii) an online search of the Bank of England’s internet website on 6 July 2021 in respect of the Company, together the “Searches”.

This opinion is subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws and procedures affecting the rights of creditors.

For the purpose of this opinion we have assumed each of the following (but have taken no step to verify):

(i)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(ii)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(iii)	the capacity, power and authority of each of the parties (other than the Company) to execute, deliver and perform its obligations under the Indentures;

(iv)	the due execution and unconditional delivery (other than by the Company) of (a) the Original Senior Indenture, the Fourth Supplemental Senior Indenture, the Sixth Supplemental Senior Indenture, the Dated Subordinated Indenture and the Capital Securities Indenture by Jo Wainwright, and (b) the First Supplemental Senior Indenture by Rebecca Nind, for and on behalf of the Company;

(v)	(I) that the Securities will be executed and delivered unconditionally by the parties thereto and in the case of the Company will be executed and delivered by any person(s) duly authorised pursuant to the resolutions passed in the meeting of the Board of Directors of the Company referred to in paragraph (e)(iii) above, the resolutions of the committee of the Board of Directors of the Company referred to in paragraphs (e)(iv)-(vii) above and the power of attorney of the Company referred to in paragraph (e)(viii) above and (II) that, prior to the execution and delivery of any Securities by the Company, a Board Resolution has been passed by the Company, or an Officer’s Certificate has been executed and delivered unconditionally by any person(s) duly authorised pursuant to the resolutions passed in the meeting of the Board of Directors of the Company referred to in paragraph (e)(iii) above, in relation to such Securities, as required by the Indentures;

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(vi)	the accuracy and completeness of all statements made in the Company’s Certificate (a copy of which is annexed to this opinion) and the documents referred to therein and that such certificates and statements remain true, accurate and complete as at the date of this opinion and as at each date on which Securities are issued;

(vii)	that the copy of the Articles of Association of the Company examined by us (which were attached to the Company’s Certificate referred to above) are complete and up to date and would, as at today’s date and as at each date on which Securities are issued and the date on which the Indentures were executed and delivered, comply with Section 36 of the Companies Act 2006;

(viii)	that the directors of the Company have complied with their duties as directors set out in the Companies Act 2006 insofar as relevant to this opinion;

(ix)	that no law of any jurisdiction outside England would render the execution or delivery of the Indentures or the Securities illegal or ineffective and that, insofar as any obligation under the Indentures or the Securities is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(x)	that the Securities, upon issue, be duly executed, delivered and authenticated, in accordance with the provisions of the Indentures and the Securities will not be inconsistent with the provisions of the Indentures and will not be inconsistent with any applicable prospectus supplement or any resolutions of the Board of Directors (or of a duly constituted committee thereof) of the Company passed subsequent to the date hereof;

(xi)	that the outstanding principal amount of Securities issued under a single issuance does not exceed GBP 2 billion (if a tranche is denominated in a currency other than Sterling, such non-Sterling amount would be converted into Sterling at the rate of exchange prevailing at the date of the execution of the earliest document which relates to the tranche);

(xii)	that (a) the information disclosed by the Searches was complete, up to date and accurate as at the date each was conducted and has not since then been altered or added to and (b) those Searches did not fail to disclose any information relevant for the purpose of this opinion;

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(xiii)	that (a) no proposal has been made, or will, on or before each date on which Securities are issued, be made for a voluntary arrangement, and no moratorium has been obtained, in relation to the Company under Part I or Part A! of the Insolvency Act 1986 (as amended), (b) the Company has not or will not, on or before each date on which Securities are issued, give any notice in relation to or passed any voluntary winding-up resolution, (c) no application has been made or petition presented to a court, and no order has been made by a court, or will, on or before each date on which Securities are issued, be made or presented for the winding-up or administration of the Company, and no step has been taken to dissolve the Company, (d) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been or will, on or before each date on which Securities are issued, be appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed or will, on or before each date on which Securities are issued, be given or filed in relation to the appointment of such an officer, (e) no step has been taken under or in connection with the special resolution regime under the Banking Act 2009 (as amended) (the “SRR”) in relation to the Company or any of its assets or revenues and (f) no insolvency proceedings or analogous procedures have been or will, on or before each date on which Securities are issued, be commenced in any jurisdiction outside England and Wales in relation to the Company;

(xiv)	that none of the parties to the Indentures and Registration Statement has taken or will take any action in relation to the Securities (a) which constitutes carrying on, or purporting to carry on, a regulated activity in the United Kingdom in contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) (within the meaning of the FSMA) or (b) in consequence of anything said or done by a person in the course of carrying on a regulated activity (within the meaning of the FSMA) in the United Kingdom in contravention of that Section;

(xv)	that (except so far as permitted by Section 21 of the FSMA or applicable regulations or rules made under the FSMA) no agreement to engage in investment activity (within the meaning of Section 21(8) of the FSMA) in connection with any of the Securities has been or will be entered into in consequence of an unlawful communication (within the meaning of section 30 of the FSMA);

(xvi)	that none of the Securities will be offered or sold to persons in the United Kingdom except in circumstances that will not result in an offer to the public in the United Kingdom contrary to section 85(1) of the FSMA;

(xvii)	that any party to the Indentures which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with all the requirements of such regulatory authority in connection with the issue, offer and sale of the Securities;

(xviii)	that, save for the Relevant Provisions (as defined below), the Indentures and the Securities (when executed, authenticated and delivered, as appropriate, in accordance with the Indenture) constitute, and will constitute, (as the case may be) valid, binding and enforceable obligations of the parties thereto under the laws of the State of New York and that the Indentures and the Securities have the same meaning and effect as they would have if they were governed by English law;

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(xix)	that the choice of the laws of England and Wales to govern the Relevant Provisions (as defined below) was freely made in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy;

(xx)	that the performance of each obligation under the Indentures: (a) is not illegal or contrary to public policy in any place outside England and Wales in which that obligation is to be performed; (b) is not contrary to any exchange control regulations of any member of the International Monetary Fund; and (c) is not in conflict with the by-laws or other constitutional documents of any party; and

(xxi)	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indentures under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction.

Based on and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the following opinion:

1.	The Company is a public limited company which has been duly incorporated and is validly existing.

2.	The Company has the capacity and power to execute and deliver the Indentures and have the capacity and power to perform its obligations thereunder.

3.	The obligations under Section 12 of each of the Dated Subordinated Indenture and the Capital Securities Indenture, to the extent expressed to be governed by the laws of England and Wales pursuant to Section 1.12 of the relevant Indenture (the “Relevant Provisions”), constitute valid, binding and enforceable obligations of the Company.

4.	The Indentures have been duly executed by the Company and the exercise of its rights and the performance of its obligations thereunder have been duly authorised by all necessary corporate action on the part of the Company.

5.	The execution and delivery of the Indentures by the Company and the exercise of its rights and the performance of its obligations thereunder:

(a)	are not prohibited by any law or regulation applicable to English companies generally as at the date hereof or by the Articles of Association; and

(b)	do not require, as at the date hereof, under any law or regulation applicable to English companies generally, any authorisation, approval or consent from, or filing or registration with, any public authority or governmental agency in England.

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6.	The choice of the law of the State of New York as the governing law of the Indentures (other than the Relevant Provisions) is a valid choice of law. English law will treat the validity and binding nature of such obligations as being governed by the law of the State of New York.

7.	The issue from time to time of Securities under the Facility has been duly authorised by the Company (subject to agreeing terms for each take down) by all necessary corporate action on the part of the Company, and when duly executed, delivered and authenticated, as appropriate, in accordance with the terms of the Indentures and when issued, the English courts will treat the validity and binding nature of the obligations therein (other than the Relevant Provisions) as being governed by the laws of the State of New York.

Our reservations are as follows:

(BA	The terms “binding” and “enforceable” as used in this opinion to describe an obligation mean that the obligation is of a type which the English courts enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms, enforcement being subject to, for example, the discretion of the court to order specific performance or to issue an injunction, the provisions of the Limitation Act 1980, the acceptance of jurisdiction by the English courts, rules of procedure and principles of law and equity of general application.

(B)	As the parties have agreed to submit to the exclusive jurisdiction of the courts of the State of New York, we express no opinion as to whether the English courts would accept jurisdiction over any matter arising in respect of the Indentures or any Security. If an English court assumes jurisdiction:

(i)	it will recognise the validity of and apply the law of the State of New York, subject to, and in accordance with, Council Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations;

(ii)	it would not apply the laws of the State of New York if:

(a)	the laws of the State of New York were not pleaded and proved; or

(b)	to do so would be contrary to English public policy or mandatory rules of English law; or

(c)	to do so would give effect to a foreign penal, revenue or other public law; and

(iii)	it may have regard to the law of the place of performance of any obligation under the Indentures which is to be performed outside England and Wales. It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.

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(C)	There is doubt as to the enforceability in England, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities founded in United States Federal or State securities laws.

(D)	Undertakings and indemnities contained in the Indentures may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

(E)	This opinion is subject to any limitations arising from (a) any measures pursuant to the stabilisation powers under the SRR or similar laws or procedures in any other jurisdiction and (b) insolvency, liquidation, administration, moratorium, reorganisation and similar laws or procedures affecting the rights of creditors.

(F)	We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would be available in respect of any obligations of the Company.

(G)	We have not been responsible for investigating or verifying the accuracy of the facts, including statements of law, or the reasonableness of any statements of opinion contained in the Registration Statement (including any amendments or supplements thereto, including any prospectus supplement) or whether any material facts have been omitted from any of them.

(H)	The Searches are not conclusive as to whether or not insolvency proceedings or any measures pursuant to the stabilisation powers under the SRR or similar laws or procedures in any other jurisdiction have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

(I)	Other than the Relevant Provisions, the Indentures are expressed to be governed by and construed in accordance with the laws of the State of New York. Under Regulation (EC) No. 593/2008, as it forms part of the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended, on the law applicable to contractual obligations , contracting parties may select a law to govern only part of a contract. There is, however, a limit on the ability of the parties to a contract to split the governing law in this way. This limit is often expressed by saying that the parties may only effect such a “depeçage” where the chosen laws can be reconciled as a matter of logic. If this cannot be done, there is a risk that the parties’ choice of law may be held by an English court to be invalid.

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(J)	Certain terms which are used in the Relevant Provisions are defined in documents that are not governed by English law (“Non-English Terms”). To construe those aspects of the Relevant Provisions it would be necessary for a court to refer to those other documents for the appropriate construction according to the relevant governing law. We express no opinion as to the meaning and effect of any such Non-English Terms and for the purposes of this opinion we have assumed that each Non-English Term has (where such term is also expressed as an English language term) the same meaning and effect as it would have if it were governed by English law. We express no opinion as to how a court may construe any such Non-English Term in the context of the Relevant Provisions and/or the Indentures.

(L)	The validity of subordination arrangements is not definitively established in legislation or case law. The effectiveness of contractual subordination arrangements under English law still relies primarily on the first instance decision in Re Maxwell Communications Corporation PLC No. 2 (1994).

(M)	The payment obligations of the Issuer under the Indentures may be subject to obligations mandatorily preferred by law.

(N)	Section 12.04 (No Waiver of Subordination Provisions) of the Dated Subordinated Indenture provides that the right of the Senior Creditors (as defined therein) to enforce subordination will not be affected by certain circumstances. We express no opinion whether this will be effective.

(O)	We express no opinion as to the enforceability of rights which may arise under the Contracts (Rights of Third Parties) Act 1999 in favour of any person who is not a party to the relevant Indenture.

(P)	We have not been asked to, and we do not, express any opinion as to any taxation (including value added tax) which will or may arise in connection with the Indentures.

This opinion is to be governed by and construed in accordance with English law. This opinion is being provided to you in connection with the Registration Statement and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the paragraphs under the headings “Limitations on Enforcement of U.S. Laws as Against us, our Management and Others” and “Legal Opinions” in the Prospectus that forms part of the Registration Statement, without admitting that we are “experts” under the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement or the Prospectus, including this exhibit.

Yours faithfully.

/s/ Slaughter and May
Slaughter and May

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